North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Contingent Buffered Equity Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Hypothetical Examples of Amounts Upon Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Automatic Call or at Maturity** Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index® Least Total Return at Contingent Buffer Amount: 30.00% Total Return at Total Return at Total Return at Performing Maturity if not Pricing Date: June 25, 2019 First Review Third Review Fifth Review Index Return at Automatically Date* Date* Date* Final Review Date: June 27, 2022 Review Date Called Maturity Date: June 30, 2022 Review Dates: Semiannually 40.00% 5.50% 16.50% 27.50% 40.00% CUSIP: 48132CPL1 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132CPL1/doctype/Product_Termsheet/document.pdf 20.00% 5.50% 16.50% 27.50% 20.00% For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above. 15.00% 5.50% 16.50% 27.50% 15.00% You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. 5.00% 5.50% 16.50% 27.50% 5.00% Automatic Call 0.00% 5.50% 16.50% 27.50% 0.00% If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 -5.00% N/A N/A N/A 0.00% plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. -20.00% N/A N/A N/A 0.00% Review Date Call Value Call Premium* First 100.00% At least 5.50% -30.00% N/A N/A N/A 0.00% Second 100.00% At least 11.00% -30.01% N/A N/A N/A -30.01% Third 100.00% At least 16.50% Fourth 100.00% At least 22.00% -40.00% N/A N/A N/A -40.00% Fifth 100.00% At least 27.50% Payment At Maturity -60.00% N/A N/A N/A -60.00% If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: -80.00% N/A N/A N/A -80.00% $1,000 + ($1,000 × Least Performing Index Return) -100.00% N/A N/A N/A -100.00% If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up N/A indicates that the notes would not be called on the applicable Review Date to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity. and no payment would be made for that date. If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the * Reflects a call premium of 11.00% per annum. The call premium will be Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: determined on the Pricing Date and will not be less than 11.00% per annum. $1,000 + ($1,000 × Least Performing Index Return) ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the called. These hypotheticals do not reflect fees or expenses that would be associated Contingent Buffer Amount, you will lose more than 30% of your principal amount at maturity and could lose all of your with any sale in the secondary market. If these fees and expenses were included, principal amount at maturity. the hypothetical returns would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Contingent Buffered Equity Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Hypothetical Examples of Amounts Upon Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Automatic Call or at Maturity** Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index® Least Total Return at Contingent Buffer Amount: 30.00% Total Return at Total Return at Total Return at Performing Maturity if not Pricing Date: June 25, 2019 First Review Third Review Fifth Review Index Return at Automatically Date* Date* Date* Final Review Date: June 27, 2022 Review Date Called Maturity Date: June 30, 2022 Review Dates: Semiannually 40.00% 5.50% 16.50% 27.50% 40.00% CUSIP: 48132CPL1 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132CPL1/doctype/Product_Termsheet/document.pdf 20.00% 5.50% 16.50% 27.50% 20.00% For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above. 15.00% 5.50% 16.50% 27.50% 15.00% You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. 5.00% 5.50% 16.50% 27.50% 5.00% Automatic Call 0.00% 5.50% 16.50% 27.50% 0.00% If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 -5.00% N/A N/A N/A 0.00% plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. -20.00% N/A N/A N/A 0.00% Review Date Call Value Call Premium* First 100.00% At least 5.50% -30.00% N/A N/A N/A 0.00% Second 100.00% At least 11.00% -30.01% N/A N/A N/A -30.01% Third 100.00% At least 16.50% Fourth 100.00% At least 22.00% -40.00% N/A N/A N/A -40.00% Fifth 100.00% At least 27.50% Payment At Maturity -60.00% N/A N/A N/A -60.00% If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: -80.00% N/A N/A N/A -80.00% $1,000 + ($1,000 × Least Performing Index Return) -100.00% N/A N/A N/A -100.00% If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up N/A indicates that the notes would not be called on the applicable Review Date to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity. and no payment would be made for that date. If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the * Reflects a call premium of 11.00% per annum. The call premium will be Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: determined on the Pricing Date and will not be less than 11.00% per annum. $1,000 + ($1,000 × Least Performing Index Return) ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value by more than the called. These hypotheticals do not reflect fees or expenses that would be associated Contingent Buffer Amount, you will lose more than 30% of your principal amount at maturity and could lose all of your with any sale in the secondary market. If these fees and expenses were included, principal amount at maturity. the hypothetical returns would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Contingent Buffered Equity Notes Selected Risks Selected Risks (continued) Your investment in the notes may result in a loss. The notes do not guarantee any return The estimated value of the notes will be lower than the original issue price (price to public) of of principal. the notes. Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial The estimated value of the notes is determined by reference to an internal funding rate. Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to The estimated value of the notes does not represent future values and may differ from others’ maturity will be subject to changes in the market’s view of the creditworthiness of estimates. JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. The value of the notes, which may be reflected in customer account statements, may be If the notes are automatically called, the appreciation potential of the notes is limited to higher than the then current estimated value of the notes for a limited time period. any Call Premium Amount paid on the notes. Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to You are exposed to the risk of decline in the level of each Index. purchase the notes in the secondary market but is not required to do so. The price, if any, at Your payment at maturity will be determined by the Least Performing Index. which JPMS will be willing to purchase notes from you in the secondary market, if at all, may The benefit provided by the Contingent Buffer Amount may terminate on the final Review result in a significant loss of your principal. Date. Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance The automatic call may force a potential early exit. of notes, including acting as calculation agent and hedging our obligations under the notes, No interest payments, dividend payments or voting rights. and making the assumptions used to determine the pricing of the notes and the estimated JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500® value of the notes when the terms of the notes are set. It is possible that such hedging or Index. other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. The notes are subject to the risks associated with small capitalization companies. Morgan and its affiliates while the value of the notes decline. The notes are subject to the risks associated with non-U.S. securities. The tax consequences of the notes may be uncertain. You should consult your tax advisor As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent regarding the U.S. federal income tax consequences of an investment in the notes. operations and has limited assets. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Disclaimer SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents re lating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as a ny product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyo ne unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333-222672 and 333-222672-01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com